Exhibit 99.2

Western Iowa Energy, LLC 1220 S. Center Street • P.O. Box 399 • Wall Lake, Iowa 51466 Voice 712-664-2173 • Fax 712-664-2183 www.westerniowaenergy.com

February 19, 2010

Dear Members of Western Iowa Energy, LLC,

On Thursday, February 18, 2010, the Members of Western Iowa Energy, LLC (“WIE”) met in Wall Lake to discuss this company’s future and to vote on the proposed consolidation with Renewable Energy Group, Inc. (“REG”). After a vigorous discussion, a majority of the Members present in person or by proxy, which represented a quorum of the Members, voted to approve Proposal 3, which provides for the temporary adjournment of the Special Meeting to a later date to permit further solicitation of proxies in the event there are insufficient votes to approve the consolidation with REG and the subsequent dissolution of WIE.

As you may know, the consolidation requires the affirmative vote of Members holding a majority of the membership units of the company. The subsequent dissolution of the company requires the affirmative vote of Members holding 75% of the membership units of the company. At the conclusion of the Special Meeting, Members had not yet cast sufficient votes to satisfy either of these requirements. Therefore, the Special Meeting has been adjourned until 6:30 pm on Wednesday, February 24, 2010. At that time, the Special Meeting will re-convene at the Wall Lake Community Center. All Members are encouraged to attend the Special Meeting.

In the meantime, the company will continue to accept proxies from Members. Members can submit proxies to vote or to change their vote. If you have not returned your proxy or voted in person at the Special Meeting, please return your proxy before 6:30 pm on Wednesday, February 24, 2010.

In case you have misplaced your proxy, please call the WIE office at (712) 664-2173 to request a replacement. Alternatively, you may cast your vote via the Internet or telephone pursuant to the instructions provided to you with your proxy. Please note that if you choose to vote via the Internet or telephone, you will need the Control Number provided to you with the proxy statement. WIE will not be able to provide your Control Number. You do not need your Control Number to vote using a paper proxy. In addition, if membership units are held jointly, each holder should sign the proxy.

Please note that if you do not return your ballot, you will be deemed to have voted against this proposal. A majority of your Board of Directors remains committed to the consolidation and continues to believe that this consolidation will benefit the Members of WIE well into the future. Your ballot is essential to moving forward with the proposed consolidation. Therefore, we encourage you to vote “for” the proposed consolidation and “for” the subsequent dissolution of WIE.

Sincerely, Bill Horan, Board Chairman	John Geake, Vice Chairman
Western Iowa Energy, LLC